EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces 2015 Third Quarter Financial Results

ELGIN, Ill., Oct. 20, 2015 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI), a leading provider of parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily focused on small and mid-sized customers, today announced results for the third quarter, which ended September 12, 2015.

Third quarter and year-to-date highlights include:

  Revenues increased 6.1%, to $82.7 million, compared to $77.9 million in the third quarter of fiscal 2014. Year-to-date revenues grew 12.5%, to $249.7 million, compared to $222.0 million in the first three quarters of fiscal 2014. This increase was primarily the result of revenues from the acquisition of FCC Environmental ("FCCE") as well as from organic growth in the Environmental Services segment and partially offset by decreased revenues in the Oil Business segment due to lower oil product pricing.

  Our 2015 third quarter earnings before interest, taxes, depreciation and amortization ("EBITDA") was $9.2 million, which represents a 32% increase over the year earlier quarter. For the first three quarters of fiscal 2015, EBITDA increased 62% to $20.7 million compared to the first three quarters of 2014. Adjusted EBITDA for the third quarter of fiscal 2015 was $12.0 million, an increase of 63% compared to the third quarter of 2014.

  Our Environmental Services segment includes parts cleaning, containerized waste, and vacuum services. During the third quarter, Environmental Services revenues increased $10.3 million, or 24.7% compared to the third quarter of fiscal 2014. Environmental Services revenues rose $35.6 million, or 29.1%, for the first three quarters of 2015 compared to the first three quarters of 2014. Revenues from our FCCE acquisition, contributed to our growth in this segment especially in our vacuum services line of business.

  Same-branch revenues for our Environmental Services segment increased 15.7% for the quarter, measured for the 73 branches that were in operation throughout both the third quarters of fiscal 2015 and 2014. In the first three quarters of fiscal 2015, same branch revenues increased 19.5%. A portion of the increase in same-branch revenues was due to the acquisition of FCCE. In branches with no FCCE impact, same-branch revenues increased approximately 10% during the third quarter compared to the prior year quarter.

  Our Oil Business segment includes used oil collection activities, sales of recycled fuel oil, and re-refining activities. During the third quarter of fiscal 2015, Oil Business revenues decreased $5.5 million, to $30.6 million from $36.1 million in the third quarter of fiscal 2014.   During the first three quarters of fiscal 2015, Oil Business revenues decreased $7.9 million, to $91.7 million from $99.6 million in the first three quarters of fiscal 2014. The decrease in revenues was a result of lower selling prices for our oil-based products. During the third quarter of fiscal 2015, the average spot market price for the Group II base oil we produce declined over 40% compared to the third quarter of fiscal 2014. The decrease in revenue was partially offset by sales of Recycled Fuel Oil ("RFO"), as a result of our acquisition of FCCE.

  During the third quarter, we recorded a lower of cost or market ("LCM") inventory write down of $2.4 million on our solvent and oil inventories. Of this amount, $1.9 million was for Oil Business segment inventory items. For the first three quarters of fiscal 2015, we recorded an LCM inventory write down of $6.8 million on our solvent and oil inventories. This write down was primarily due to the lower value of the collected used oil delivered to our facilities, corresponding to our achieving significantly lower costs for used oil collections and purchases.

  Net income for the third quarter was $2.7 million compared to $2.4 million for the year earlier quarter. Income per share was $0.12 in the third quarter of fiscal 2015 compared to $0.13 in the third quarter of fiscal 2014. Net income for the first three quarters was $3.7 million compared to $2.7 million for the first three quarters of fiscal 2014. Basic income per share was $0.17 in the first three quarters of fiscal 2015 compared to $0.15 in the first three quarters of fiscal 2014.

The Company's Founder, President, and Chief Executive Officer, Joe Chalhoub, commented, "The $2.7 million in net income generated during the third quarter represented record quarterly profit for the company and we are pleased with the continued increase in profitability we have seen since the beginning of 2015. This is primarily the result of our successful integration of FCC Environmental. As of the end of our third quarter, we were generating annualized synergies of approximately $23 million."

Chalhoub added, "Our Environmental Services segment continues to provide the double digit revenue growth and strong operating margin we have come to expect from this segment. We look forward to continuing to capitalize on our opportunity to grow all of our businesses in this segment."

Chalhoub also added, "We are pleased that we recorded positive operating margin in the Oil Business segment during the third quarter. We have recently seen significant changes in this industry, particularly the decline in the price for lubricating base oil and the price of crude oil, and we have made great strides to adapt to these changes. We operate the second largest re-refinery in North America, and we expect to complete our expansion to 75 million gallons of nameplate capacity during the fourth quarter, which will make our already efficient re-refinery even more efficient on a per-gallon basis. Our collection routes currently have much greater efficiency than a year ago, and this has helped us lower our feedstock costs. Finally, over the past two years, we have led the industry in lowering amounts paid to generators for their used oil. Moving from a pay-for-oil to a charge-for-oil model is a significant adjustment for generators and collectors (although it is something that our team has done before). As of the end of September we were able to achieve a small average charge for our used oil collection service across our customer base. This transition is a significant step in restoring spreads, which we believe will make our Oil Business more profitable."

Mark DeVita, Chief Financial Officer stated, "During the third quarter profit before corporate SG&A expense in our Environmental Services segment was 28.7% which was slightly higher than the year earlier quarter. Through the first three quarters of fiscal 2015 our operating margin percentage in this segment was 27.3% compared to 26.6% through the first three quarters of 2014. This increase was achieved in spite of the addition of legacy FCCE business which was generally at a lower margin than our HCC legacy business."

DeVita added, "Our cash flow from operations for the third quarter was $7.6 million which represents an increase of 73% compared to the prior years' quarter."

Safe Harbor Statement

All references to the "Company," "we," "our," and "us" refer to Heritage-Crystal Clean, Inc., and its subsidiaries.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "synergies," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: general economic conditions and downturns in the business cycles of automotive repair shops, industrial manufacturing businesses and small businesses in general; increased solvent, fuel and energy costs and volatility in the price of crude oil, the selling price of lubricating base oil, solvent, fuel, energy, and commodity costs; our ability to successfully integrate FCCE and achieve the anticipated synergies from the acquisition within the expected time period, or at all; our ability to enforce our rights under the FCCE purchase agreement; our ability to pay our debt when due and comply with our debt covenants; our ability to successfully operate our used oil re-refinery and to cost effectively collect or purchase used oil or generate operating results; our ability to successfully complete our used oil re-refinery expansion and realize the anticipated benefits therefrom within the expected time period, or at all; increased market supply or decreased demand for base oil; further consolidation and/or declines in the United States automotive repair and manufacturing industries; the impact of extensive environmental, health and safety and employment laws and regulations on our business; legislative or regulatory requirements or changes adversely affecting our business; competition in the industrial and hazardous waste services industries and from other used oil re-refineries; claims and involuntary shutdowns relating to our handling of hazardous substances; the value of our used solvents and oil inventory, which may fluctuate significantly; our ability to expand our non-hazardous programs for parts cleaning; our dependency on key employees; our level of indebtedness, which could affect our ability to fulfill our obligations, impede the implementation of our strategy, and expose us to interest rate risk; our ability to effectively manage our extended network of branch locations; the control of The Heritage Group over the Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on March 17, 2015 and subsequent filings with the SEC. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and vehicle service sectors. Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, vacuum truck services, waste antifreeze collection and recycling, and field services. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small and mid-sized manufacturers, such as metal product fabricators and printers. Through our used oil re-refining program, we recycle used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 83 branches serving over 100,000 customer locations.

Conference Call

The Company will host a conference call on Wednesday, October 21, 2015 at 9:30 AM Central Time, during which management will make a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, http://www.crystal-clean.com/investor/FinancialReleases.asp, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

Heritage-Crystal Clean, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share and Par Value Amounts)
(Unaudited)

	September 12, 2015	January 3, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$ 20,456	$ 21,555
Accounts receivable - net	44,156	48,267
Inventory - net	27,115	30,798
Deferred income taxes	3,140	2,549
Other current assets	7,963	11,681
Total Current Assets	102,830	114,850
Property, plant and equipment - net	134,199	135,119
Equipment at customers - net	22,859	22,039
Software and intangible assets - net	22,038	24,775
Goodwill	22,963	23,036
Total Assets	$ 304,889	$ 319,819

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 19,664	$ 32,466
Current maturities of long-term debt	6,084	5,259
Accrued salaries, wages, and benefits	4,121	5,212
Taxes payable	3,636	4,080
Other current liabilities	3,518	6,010
Total Current Liabilities	37,023	53,027
Long term debt, less current maturities	67,524	73,894
Long-term debt, less current maturities	—	—
Deferred income taxes	8,325	5,484
Total Liabilities	$ 112,872	$ 132,405

STOCKHOLDERS' EQUITY:
Common stock - 26,000,000 shares authorized at $0.01 par value, 22,155,557 and 22,109,875 shares issued and outstanding at September 12, 2015 and January 3, 2015, respectively	$ 222	$ 221
Additional paid-in capital	182,299	181,140
Retained earnings	8,873	5,135
Total Heritage-Crystal Clean, Inc. Stockholders' Equity	191,394	186,496
Noncontrolling interest	623	918
Total Equity	$ 192,017	$ 187,414
Total Liabilities and Stockholders' Equity	$ 304,889	$ 319,819

Heritage-Crystal Clean, Inc.
Consolidated Statements of Income
(In Thousands, Except per Share Amounts)
(Unaudited)

	Third Quarter Ended,		First Three Quarters Ended,
	September 12, 2015	September 6, 2014	September 12, 2015	September 6, 2014

Revenues
Product revenues	$ 32,888	$ 38,532	$ 99,509	$ 106,449
Service revenues	49,797	39,384	150,154	115,513
Total revenues	$ 82,685	$ 77,916	$ 249,663	$ 221,962

Operating expenses
Operating costs	$ 63,499	$ 62,588	$ 197,576	$ 183,478
Selling, general, and administrative expenses	9,872	8,183	31,553	25,332
Depreciation and amortization	4,419	2,593	13,050	7,911
Other (income) expense - net	99	172	(153)	357
Operating income	4,796	4,380	7,637	4,884
Interest expense – net	404	24	1,366	110
Income before income taxes	4,392	4,356	6,271	4,774
Provision for income taxes	1,637	1,942	2,418	2,011
Net income	2,755	2,414	3,853	2,763
Income attributable to noncontrolling interest	46	3	115	82
Net income attributable to Heritage-Crystal Clean, Inc. common stockholders	$ 2,709	$ 2,411	$ 3,738	$ 2,681

Net income per share: basic	$ 0.12	$ 0.13	$ 0.17	$ 0.15
Net income per share: diluted	$ 0.12	$ 0.13	$ 0.17	$ 0.14

Number of weighted average shares outstanding: basic	22,153	18,446	22,136	18,423
Number of weighted average shares outstanding: diluted	22,438	18,810	22,405	18,762

Heritage-Crystal Clean, Inc.
Segment Information
(In Thousands)
(Unaudited)

Third Quarter Ended,
September 12, 2015

	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$ 4,923	$ 27,965	$ —	$ 32,888
Service revenues	47,199	2,598		49,797
Total revenues	$ 52,122	$ 30,563	$ —	$ 82,685
Operating expenses
Operating costs	35,532	27,967	—	63,499
Operating depreciation and amortization	1,647	1,949	—	3,596
Profit (loss) before corporate selling, general, and administrative expenses	$ 14,943	$ 647	$ —	$ 15,590
Selling, general, and administrative expenses			9,872	9,872
Depreciation and amortization from SG&A			823	823
Total selling, general, and administrative expenses			$ 10,695	$ 10,695
Other expense - net			99	99
Operating income				4,796
Interest expense – net			404	404
Income before income taxes				$ 4,392

Third Quarter Ended,
September 6, 2014

	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$ 4,270	$ 34,262	$ —	$ 38,532
Service revenues	37,535	1,849		39,384
Total revenues	$ 41,805	$ 36,111	$ —	$ 77,916
Operating expenses
Operating costs	28,645	33,943	—	62,588
Operating depreciation and amortization	1,208	893	—	2,101
Profit before corporate selling, general, and administrative expenses	$ 11,952	$ 1,275	$ —	$ 13,227
Selling, general, and administrative expenses			8,183	8,183
Depreciation and amortization from SG&A			492	492
Total selling, general, and administrative expenses			$ 8,675	$ 8,675
Other expense - net			172	172
Operating income				4,380
Interest expense – net			24	24
Income before income taxes				$ 4,356

First Three Quarters Ended,
September 12, 2015

	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$ 15,634	$ 83,875	$ —	$ 99,509
Service revenues	142,344	7,810		150,154
Total revenues	$ 157,978	$ 91,685	$ —	$ 249,663
Operating expenses
Operating costs	109,836	87,740	—	197,576
Operating depreciation and amortization	5,045	5,653	—	10,698
Profit (loss) before corporate selling, general, and administrative expenses	$ 43,097	$ (1,708)	$ —	$ 41,389
Selling, general, and administrative expenses			31,553	31,553
Depreciation and amortization from SG&A			2,352	2,352
Total selling, general, and administrative expenses			$ 33,905	$ 33,905
Other (income) - net			(153)	(153)
Operating income				7,637
Interest expense – net			1,366	1,366
Income before income taxes				$ 6,271

First Three Quarters Ended,
September 6, 2014

	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$ 12,915	$ 93,534	$ —	$ 106,449
Service revenues	109,449	6,064		115,513
Total revenues	$ 122,364	$ 99,598	—	$ 221,962
Operating expenses
Operating costs	86,104	97,374	—	183,478
Operating depreciation and amortization	3,713	2,696	—	6,409
Profit (loss) before corporate selling, general, and administrative expenses	$ 32,547	$ (472)	$ —	$ 32,075
Selling, general, and administrative expenses			25,332	25,332
Depreciation and amortization from SG&A			1,502	1,502
Total selling, general, and administrative expenses			$ 26,834	$ 26,834
Other expense - net			357	357
Operating income				4,884
Interest expense – net			110	110
Income before income taxes				$ 4,774

Total assets by segment as of September 12, 2015 and January 3, 2015 were as follows (in thousands):

	September 12, 2015	January 3, 2015
Total Assets:
Environmental Services	$ 113,906	$ 113,518
Oil Business	154,086	158,577
Unallocated Corporate Assets	36,897	47,724
Total	$ 304,889	$ 319,819

Segment assets for the Environmental Services and Oil Business segments consist of property, plant, and equipment, intangible assets, accounts receivable, goodwill, and inventories. Assets for the corporate unallocated amounts consist of property, plant, and equipment used at the corporate headquarters, as well as cash and net deferred tax assets.

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)
(Dollars in thousands)
(Unaudited)

	Third Quarter Ended,		First Three Quarters Ended,

	September 12, 2015	September 6, 2014	September 12, 2015	September 6, 2014

Net income	$ 2,755	$ 2,414	$ 3,853	$ 2,763

Interest expense - net	404	24	1,366	110

Provision for income taxes	1,637	1,942	2,418	2,011

Depreciation and amortization	4,419	2,593	13,050	7,911

EBITDA(a)	$ 9,215	$ 6,973	$ 20,687	$ 12,795

Inventory write down(c)	2,431	—	6,846	—

Acquisition and integration costs of FCC Environmental	140	—	1,538	—

Non-cash compensation	225	401	822	1,206

Adjusted EBITDA(b)	$ 12,011	$ 7,374	$ 29,893	$ 14,001

(a) EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.

(b) Adjusted EBITDA represents EBITDA adjusted for certain non-cash or infrequently occurring items such as:

(1) Non-cash inventory impairment charge, which is included in Operating Costs

(2) Acquisition and integration costs related to the purchase of FCC Environmental, which are included in SG&A

(3) Non-cash compensation expenses which are recorded in SG&A

We have presented Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it may be used by analysts, investors, our lenders, and other interested parties in the evaluation of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

(c) The write down of inventory values resulted in lower carrying costs for certain types of inventories. Depending on various factors, it is possible that these lower inventory values may result in lower cost of sales in future periods and thereby positively impact profitability in future periods.
CONTACT: Mark DeVita, Chief Financial Officer, at (847) 836-5670